Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Jim Huseby
Syniverse Investor Relations
jim.huseby@syniverse.com
+1.813.637.5000

Syniverse Technologies Acquires ITHL

News Summary: Syniverse acquires a leading Asia-based telecommunications solutions provider for up to US$45 million in cash. The acquisition brings a complementary customer base, advanced new products and development capabilities, and in-region support to Syniverse.

Tampa, FL – June 19, 2006 - Syniverse Technologies (NYSE: SVR), a leading provider of mission-critical technology services to wireless telecommunications companies worldwide, today announced that it has acquired Interactive Technology Holdings Limited (ITHL) for up to US$45 million, including earn-outs of up to US$7 million, payable in cash.

Headquartered in Hong Kong, ITHL is a leading provider of value-added services to carriers in the Asia Pacific region. It has approximately 180 employees and nine regional offices, including offices in Singapore, Malaysia and Taiwan. The acquisition expands Syniverse’s footprint in the Asia Pacific region and adds a complementary customer base, new products, advanced development capabilities and in-region customer support.

“The acquisition of ITHL is an important step in Syniverse’s strategic plan for global expansion and product development,” said Tony Holcombe, president and CEO of Syniverse Technologies. “ITHL provides many new customers, most of whom are GSM operators, and a strong set of advanced products, including prepaid, messaging, video and number portability products that complement Syniverse’s existing suite of services. Additionally, ITHL expands our presence and provides us with additional development capabilities in the heart of the world’s most advanced wireless market.”

Raymond Cheung, CEO of ITHL, said, “The combination of Syniverse and ITHL represents a strong strategic fit, and this allows each company to expand sales and marketing opportunities. With complementary product sets, ITHL is able to leverage Syniverse’s scale and global customer base. Asia is a leader in 3G products and adoption, and ITHL has been a leader in that area of development. We now have an opportunity to provide these products to other operators around the world.”

The acquisition will be accounted for as a purchase transaction and is expected to be accretive to earnings in 2006.

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Syniverse Technologies | 8125 Highwoods Palm Way, Tampa, FL USA 33647-1765 | 1.813.637.5000 | www.syniverse.com

Syniverse ITHL Merger – page 2

About Syniverse

Syniverse is a leading provider of mission-critical technology services to wireless telecommunications companies worldwide. Syniverse solutions simplify technology complexities by integrating disparate carriers’ systems and networks in order to provide seamless global voice and data communications to wireless subscribers. Carriers depend on Syniverse’s integrated suite of services to solve their most complex technology challenges and to facilitate the rapid deployment of next generation wireless services. Syniverse provides services to over 350 telecommunications carriers in more than 50 countries, including the ten largest U.S. wireless carriers and six of the ten largest international wireless carriers. Headquartered in Tampa, Fla., U.S.A., Syniverse has offices in major cities throughout North America, The Netherlands and the United Kingdom and a global sales force in the United Kingdom, Luxembourg, France, Italy, China, Hong Kong, Brazil, Slovakia and India. For more information, visit www.syniverse.com.

Cautions about Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements regarding the Company’s plans, intentions and expectations. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. Given these concerns, investors and analysts should not place undue reliance on forward-looking statements.

Syniverse Technologies | 8125 Highwoods Palm Way, Tampa, FL USA 33647-1765 | 1.813.637.5000 | www.syniverse.com